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                            UBS AG, NEW YORK BRANCH
                                299 Park Avenue
                            New York, New York 10171



                                               August 27, 1998



Price Enterprises, Inc.
4621 Morena Boulevard
San Diego, California 92117


Attention:  Mr. Gary Nielsen
            ----------------


            Re: Revolving Credit Agreement between you and us dated as of March 31, 1998 (the "Loan Agreement"; capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement)
                  ---------------------------------------------------------


Dear Sirs:

          In connection with your pending issuance of preferred stock, you have requested certain changes in the provisions of the Loan Agreement. This is to confirm the agreement between you and us that the Loan Agreement shall be amended, effective as of the date hereof, as follows:

             1.  In Section 1.01:

                 (a) In the definition of the term "Loan Commitment", the figure "$75,000,000" is amended to "$60,000,000".

                 (b) In the definition of the term "Maturity Date", the date "March 30, 2001" is amended to "December 31, 1998".

              2.  In Section 8.07, the figure "1.80" is amended to "1.20".

              3. Sections 2.02, 12.16 and 12.17 shall be deleted and of no further force or effect. References in other provisions of the Loan Agreement to "Bid Rate Loans", "Bid Rate Quote Request", "Bid Rate Loan Note", "Bid Borrowing Limit", "LIBOR Bid Margin", "LIBOR Bid Rate", "Invitation for Bid Rate Quotes" or "Designating Lender" may be disregarded.

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              4.  The last sentence of the first paragraph of Section 2.03 shall be deleted and replaced by the following:

                  "Notwithstanding anything to the contrary contained herein, the Bank(s) shall not be obligated to make an advance of the Loans after August 5, 1998 such that the aggregate outstanding principal amount of the Loans exceeds $50,000,000 except for an advance that shall be used solely for the purpose of paying costs incurred in connection with the purchase by Borrower of Lake Montclair Shopping Center."

          Except as modified hereby, the Loan Agreement and other Loan Documents shall remain unchanged and in full force and effect.





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          Kindly acknowledge your agreement with the foregoing by signing and returning the enclosed copy of this letter.


                                    Very truly yours,

                                    UBS AG, New York Branch
                                     (as successor to Union Bank of Switzerland
                                     (New York Branch)),
                                     as Bank and as Administrative Agent


                                    By /s/ TIFFANIE M. FISHER
                                      --------------------------------------
                                       Name: TIFFANIE M. FISHER
                                       Title: Director


                                    By /s/ JEFFREY W. WALD
                                      --------------------------------------
                                       Name: JEFFREY W. WALD
                                       Title: EXECUTIVE DIRECTOR


                                    Agreement acknowledged this
                                    31st day of August, 1998.

                                    PRICE ENTERPRISES, INC.,
Attest:                              a Maryland corporation


By /s/ GARY W. NIELSEN              By /s/ JACK MCGRORY                [SEAL]
  ------------------------            --------------------------------
                                       Name: JACK MCGRORY
                                       Title: CFO


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